EXHIBIT 99.2
FOR IMMEDIATE RELEASE
Contacts:
Ron Raup
President and COO
MakeMusic, Inc.
(952) 906-3690
rraup@makemusic.com
MAKEMUSIC MANAGEMENT ADDITION
Karen VanDerBosch to join executive management team as CFO
MINNEAPOLIS, NOVEMBER 27, 2006 — MakeMusic, Inc. (Nasdaq: MMUS) announced today that Karen VanDerBosch will join the MakeMusic executive management team as the company’s chief financial officer. The effective date of her appointment is December 4, 2006.
VanDerBosch was most recently the CFO of Sagebrush Corporation, a privately held developer of library automation software and services, analytical software and book re-binder for the K-12 education market. During her five years at Sagebrush Corporation, VanDerBosch successfully completed the acquisition of two education-based companies with complementary products. She led the process to centralize all financial activities from four separate operating locations into the corporate office as well as directed the transition from three operating systems into one standard system.
VanDerBosch also played a lead role in the sale of Sagebrush Corporation to Follett Software Corporation in July 2006, and stayed through November to help facilitate a smooth transition.
VanDerBosch previously served as CFO for KB Gear Interactive, a privately held developer and marketer of interactive digital devices and applications serving retail markets. Her extensive background in manufacturing and technology industries also included CFO positions at EMPAK Inc. and the publicly traded Fieldworks Inc.
“Karen represents a perfect fit as MakeMusic’s CFO,” stated Ron Raup, MakeMusic president and COO. She is a proven leader, with 10 years of valuable experience in the role of CFO with public and private companies. Her experience with Sagebrush provides her with first-hand knowledge of subscription sales to the K-12 market which will prove invaluable to us as we take our SmartMusic business to the next level. Her familiarity with the Great Plains business solution — which she implemented at Sagebrush — insures a seamless transition.”
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To learn more about MakeMusic and its products, visit www.makemusic.com, www.finalemusic.com and www.smartmusic.com.
About MakeMusic, Inc.
MakeMusic, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching, and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
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